For Immediate Release
BofI Holding, Inc. Announces Record Second Quarter Net Income, Up 34.7%
Diluted EPS Increases 30.0%; Assets Increase to $3,568 Million

SAN DIEGO, CA - (MARKETWIRE) - February 5, 2014 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the second fiscal quarter ended December 31, 2013. Net income was a record $13.2 million, an increase of 34.7% over net income of $9.8 million for the quarter ended December 31, 2012. Earnings attributable to BofI's common stockholders were $13.1 million or $0.91 per diluted share for the second quarter of fiscal 2014, an increase of 38.6% from $9.4 million or $0.70 per diluted share for the second quarter ended December 31, 2012.
Core earnings, which exclude the after-tax impact of gains and losses associated with our securities portfolio, increased 36.8% to $13.8 million for the quarter ended December 31, 2013 compared to $10.1 million for the quarter ended December 31, 2012.

Second Quarter Fiscal 2014 Financial Summary:

	Three Months Ended December 31,
(Dollars in thousands)	Q2 Fiscal 2014	Q2 Fiscal 2013	% Change
Net Interest Income	$32,827	$24,936	31.6%
Non-Interest Income	$5,543	$6,249	(11.3)%
Net Income	$13,154	$9,768	34.7%
Core Earnings[1]	$13,786	$10,080	36.8%
Net Income Attributable to Common Stockholders	$13,077	$9,436	38.6%
Diluted EPS	$0.91	$0.70	30.0%

1 Core earnings is a non-GAAP measure that excludes realized and unrealized gains and losses, net of taxes, associated with our securities portfolios.

“Year over year our diluted earnings per share increased 30% for the quarter ended December 31, 2013, the eighth consecutive quarter of record earnings,” noted Mr. Greg Garrabrants, President and Chief Executive Officer. “Our continued success is based on the strength and diversity of our deposit, lending and fee income businesses. This quarter our net interest margin reached 4.01% as our cost of funds continues to decline due to growth in core deposits and declines in higher-cost CDs and borrowings. Our strong asset quality became stronger as annualized net charge offs to average loans declined to 5 basis points for the second quarter of fiscal 2014, down from 13 basis points for the second quarter of fiscal 2013. Non-performing assets to total assets decreased to 49 basis points, down from 79 basis points at December 31, 2012 and down from 55 basis points at September 30, 2013. Our Bank’s Tier 1 Leverage Ratio was 9.01% at December 31, 2013, up 51 basis points from the ratio at September 30, 2013 as a result of contributions to capital from quarterly earnings and our at-the-market issuance of $17.3 million of BOFI common stock at a weighted average price of $73.12 per share before commissions. We believe our Bank is well positioned for continued success in 2014."

Other Highlights:

•	Total assets reached $3,568.3 million, up $694.0 million or 24.1% compared to December 31, 2012

•	Loan portfolio grew by $622.0 million or 28.9% compared to December 31, 2012

•	Loan originations for the three months ended December 31, 2013 were $787.6 million, up 28.6% compared to the quarter ended December 31, 2012

•	Deposits grew by $434.8 million, or 22.1% compared to December 31, 2012

•	Asset quality remains strong with total non-performing assets of 0.49% of total assets and non-performing loans equal to 0.58% of total loans at December 31, 2013

•	Tangible book value increased to $21.82 per share, up $4.74 per share compared to December 31, 2012

•	No material impact expected on the securities portfolio from implementation of the Volcker Rule

Second Quarter Fiscal 2014 Income Statement Summary
During the quarter ended December 31, 2013, BofI earned $13.2 million or $0.91 per diluted share compared to $9.8 million, or $0.70 per diluted share for the quarter ended December 31, 2012. Net interest income increased $7.9 million or 31.6% for the quarter ended December 31, 2013 compared to December 31, 2012. Average earning assets grew year over year by $660.1 million and our net interest margin was 4.01% compared to 3.81% for the quarters ended December 31, 2013 and 2012, respectively.
Loan loss provision was $1.0 million for the quarter ended December 31, 2013 as compared to $2.0 million for the quarter ended December 31, 2012. The decrease was the result of lower charge-offs and improvements in non-performing loans and delinquencies this quarter compared to the second quarter of fiscal 2013 and was partially offset by additional provisions needed for growth in the loan portfolio.
For the second quarter ended December 31, 2013, non-interest income was $5.5 million compared to $6.2 million for the three months ended December 31, 2012. The decrease quarter over quarter was primarily the result of a decline of $2.4 million in mortgage banking income and an unrealized loss of $0.5 million in trading securities. The decrease was partially offset by a $1.0 million increase in gain on sale - other, a $0.7 million increase in prepayment penalty fee income and a $0.6 million increase in banking service fees and other income.
Non-interest expense or operating costs increased $2.5 million to $15.3 million for the quarter ended December 31, 2013 from $12.8 million for the three months ended December 31, 2012. The increase was mainly a result of an increase in compensation expense of $1.0 million related to additional staffing added since December 31, 2012, an increase in professional services of $0.5 million, and an increase of $0.7 million in data processing and internet expenses. The increases in staffing and data processing and internet expenses are primarily due to growth of the Bank's lending and deposit operations.

Balance Sheet Summary
BofI's total assets increased $477.5 million, or 15.5%, to $3,568.3 million, as of December 31, 2013, up from $3,090.8 million at June 30, 2013. The loan portfolio increased a net $520.4 million, primarily from portfolio loan originations of $1,067.7 million less principal repayments and other adjustments of $547.3 million. Loans held for sale increased $10.4 million. Investment securities increased $9.4 million as new security investments exceeded principal repayments. Total liabilities increased by $434.1 million, or 15.4%, to $3,256.6 million at December 31, 2013, up from $2,822.5 million at June 30, 2013. The increase in total liabilities resulted primarily from growth in demand and savings deposits of $504.6 million partially offset by a decline in time deposits of $193.5 million. Stockholders' equity increased by $43.4 million, or 16.2%, to $311.7 million at December 31, 2013 from $268.3 million at June 30, 2013. The increase was primarily the result of $25.3 million in net income and sale of common stock of $16.7 million, net of commissions and fees.
The Bank's Tier 1 capital was 9.01% at December 31, 2013, compared to 8.52% at December 31, 2012.

Conference Call
A conference call and webcast will be held on Wednesday, February 5, 2014 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-539-3696, passcode 2290039. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $3.6 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI's core lending and mortgage banking business. Non-GAAP financial measures that have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(Dollars in thousands)	2013	2012	2013	2012
Net Income	$13,154	$9,768	$25,336	$18,757
Realized securities gains	—	—	(208)	—
Unrealized securities losses	1,061	525	1,010	797
Tax provision	(429)	(213)	(320)	(324)
Core earnings	$13,786	$10,080	$25,818	$19,230

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business, diversify its lending, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
MZ Group, Inc.
Johnny Lai, CFA, Senior Analyst
949-259-4989
jlai@mzgroup.us

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands)

	December 31, 2013	June 30, 2013	December 31, 2012
Selected Balance Sheet Data:
Total assets	$3,568,299	$3,090,771	$2,874,322
Loans—net of allowance for loan losses	2,777,325	2,256,918	2,155,306
Loans held for sale, at fair value	24,467	36,665	57,498
Loans held for sale, lower of cost or market	62,895	40,326	39,684
Allowance for loan losses	15,200	14,182	11,449
Securities—trading	7,546	7,111	6,735
Securities—available-for-sale	211,328	185,607	167,167
Securities—held-to-maturity	258,955	275,691	288,452
Total deposits	2,403,089	2,091,999	1,968,265
Securities sold under agreements to repurchase	95,000	110,000	115,000
Advances from the Federal Home Loan Bank	729,000	590,417	527,000
Subordinated debentures and other borrowings	5,155	5,155	5,155
Total stockholders’ equity	311,670	268,262	242,613

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited - dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Selected Income Statement Data:
Interest and dividend income	$41,227	$33,567	$77,573	$64,556
Interest expense	8,400	8,631	16,635	17,135
Net interest income	32,827	24,936	60,938	47,421
Provision for loan losses	1,000	1,950	1,500	4,500
Net interest income after provision for loan losses	31,827	22,986	59,438	42,921
Non-interest income	5,543	6,249	12,520	13,010
Non-interest expense	15,304	12,781	29,820	24,313
Income before income tax expense	22,066	16,454	42,138	31,618
Income tax expense	8,912	6,686	16,802	12,861
Net income	$13,154	$9,768	$25,336	$18,757
Net income attributable to common stock	$13,077	$9,436	$25,181	$18,348
Per Share Data:
Net income:
Basic	$0.92	$0.71	$1.77	$1.44
Diluted	$0.91	$0.70	$1.77	$1.37
Book value per common share	$21.82	$17.08	$21.82	$17.08
Tangible book value per common share	$21.82	$17.08	$21.82	$17.08
Weighted average number of shares outstanding:
Basic	14,275,705	13,224,612	14,189,568	12,707,837
Diluted	14,350,224	13,824,440	14,266,718	13,538,503
Common shares outstanding at end of period	14,052,446	12,824,195	14,052,446	12,824,195
Common shares issued at end of period	14,986,263	13,665,957	14,986,263	13,665,957
Performance Ratios and Other Data:
Loan originations for investment	$597,072	$331,999	$1,067,741	$611,696
Loan originations for sale	$190,558	$280,569	$377,254	$535,365
Loan purchases	$—	$—	$—	$1,541
Return on average assets	1.58%	1.45%	1.60%	1.45%
Return on average common stockholders’ equity	17.69%	17.32%	17.71%	17.85%
Interest rate spread[1]	3.87%	3.69%	3.80%	3.63%
Net interest margin[2]	4.01%	3.81%	3.94%	3.76%
Efficiency ratio	39.89%	40.98%	40.59%	40.23%
Capital Ratios:
Equity to assets at end of period	8.73%	8.44%	8.73%	8.44%
Tier 1 leverage (core) capital to adjusted tangible assets[3]	9.01%	8.52%	9.01%	8.52%
Tier 1 risk-based capital ratio[3]	15.03%	13.95%	15.03%	13.95%
Total risk-based capital ratio[3]	15.73%	14.60%	15.73%	14.60%
Tangible capital to tangible assets[3]	9.01%	8.52%	9.01%	8.52%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.05%	0.13%	0.04%	0.28%
Non-performing loans to total loans	0.58%	0.95%	0.58%	0.95%
Non-performing assets to total assets	0.49%	0.79%	0.49%	0.79%
Allowance for loan losses to total loans at end of period	0.54%	0.52%	0.54%	0.52%
Allowance for loan losses to non-performing loans	93.35%	54.92%	93.35%	54.92%
_________________________
1. Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank.